UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE

To:           The Record Stockholders of
Dollar Thrifty Automotive Group, Inc.
as of the Close of Business on April 9, 2012

In accordance with Section 242 of the Delaware General Corporation Law,  Dollar Thrifty Automotive Group, Inc. (the “Corporation”) hereby provides notice that it is submitting a proposed amendment (Proposal No. 5) to its  Certificate of Incorporation (the “Charter”) for approval by the stockholders of the Corporation at its 2012 Annual  Meeting of Stockholders.

Proposal No. 5:  Amend the first sentence of Article FIFTH of the Charter as follows (with deletions highlighted in strike-through text and additions highlighted in underlined text):

“A.
Authorized Capital Stock. The Corporation is authorized to issue ~~60,000,000~~ 210,000,000 shares of capital stock, consisting of (i) ~~50,000,000~~ 200,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).”

This notice of a proposed amendment to the Charter is qualified by reference to the description of Proposal No. 5 set forth in the Proxy materials for the Corporation’s 2012 Annual Meeting of Stockholders.  Each stockholder is  urged to read that description in its entirety by accessing a copy of those Proxy materials by following the instructions on the Notice Regarding the Availability of Proxy Materials accompanying this notice.